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                                                      Exhibit 99.B(d)(2)(O)(i)

                FIRST AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

     This First Amendment, effective as of July 1, 2003, amends the Portfolio Management Agreement (the "Agreement") dated the 3rd day of April, 2002 among ING Investors Trust, a Massachusetts business trust (the "Trust"), Directed Services, Inc., a New York corporation (the "Manager") and Janus Capital Management LLC, a Delaware limited liability company (the "Portfolio Manager") with regards to ING Janus Growth and Income Portfolio and ING Janus Special Equity Portfolio, each a Series of the Trust.

                               W I T N E S S E T H

          WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of July 1, 2003.

          NOW, THEREFORE, the parties agree as follows:

          1. The last sentence of Section 2, subsection (i), of the Agreement is hereby deleted.

          2. The following new Section 2, subsection (l), is hereby added to the Agreement:

          (l) The Portfolio Manager will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested unless the Manager gives the Portfolio Manager written instructions to the contrary. The Portfolio Manager will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Manager or to any agent of the Manager designated by the Manager in writing.

          The Portfolio Manager will make proxy voting administrative personnel reasonably available for consultation for the purpose of reviewing with representatives of the Manager and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested. In making such recommendations, the Portfolio Manager shall use its good faith judgment to act in the best interests of the Series. The Portfolio Manager shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Portfolio Manager or of its affiliates.

          3. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                        ING INVESTORS TRUST


                                        By: /s/ Robert S. Naka
                                           -----------------------------
                                           Robert S. Naka
                                           Senior Vice President


                                        DIRECTED SERVICES, INC.


                                        By: /s/ David L. Jacobson
                                           -----------------------------
                                           Name: David L. Jacobson
                                                ------------------------
                                           Title: SVP
                                                 -----------------------


                                        JANUS CAPITAL MANAGEMENT LLC


                                        By: /s/ Tom H. Warren
                                            ----------------------------
                                            Tom H. Warren
                                            Vice President

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